Exhibit 99.1

Caprius, Inc.	For Immediate Release
One Parker Plaza, Fort Lee, NJ 07024
Phone: 201.592.9430 ● Fax: 201.5929430

CAPRIUS SUBSIDIARY APPOINTS EXCLUSIVE DISTRIBUTOR
FOR ITS STERIMED SYSTEMS IN THE CARIBBEAN

FORT LEE, NJ - January 25, 2006 - Caprius, Inc. (OTCBB: CAPS) today announced that its subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”), has entered into a three year exclusive Distribution Agreement with Renal Dynamics, LLC, a Florida based distributor and provider of health and dialysis related products and services in the Caribbean. Under the terms of the agreement, Renal Dynamics will exclusively distribute MCM’s SteriMed systems for the on-site disposal of infectious medical waste within the Distributor’s territory. The agreement specifies that Renal Dynamics will purchase a minimum of 42 SteriMed systems during the term of the agreement.

Elliott Koppel, VP, Sales and Marketing, stated: “We are extremely pleased that Renal Dynamics, through the efforts of their highly trained professionals, will act on behalf of our Company in distributing the SteriMed systems in the Caribbean. We are confident that this relationship will be beneficial to both parties and to the healthcare community.”

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”). The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.

Safe Harbor Statement

This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions. The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements. You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources. While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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CONTACT

Investors

Beverly Tkaczenko	Kathy Price
Caprius, Inc.	The Global Consulting Group
Tel: (201) 592-8838	Tel: (646) 284-9430
Email: beverlyt@caprius.com	Email: kprice@hfgcg.com

Media

Ivette Almeida
The Global Consulting Group
Tel: (646) 284-9455
Email: ialmeida@hfgcg.com